As filed with the Securities and Exchange Commission on June 23, 2023

Registration No. 333-_______

United States

SECURITIES AND EXCHANGE cOMMISSION

Washington, D.C. 20549

fOrm S-8

registration statement

under the securities act of 1933

ReShape Lifesciences Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-1828101 (I.R.S. Employer Identification No.)
1001 Calle Amanecer San Clemente, California (Address of Principal Executive Offices)	92673 (Zip Code)

ReShape Lifesciences Inc. 2022 Equity Incentive Plan

(Full title of the plan)

Paul F. Hickey

President and Chief Executive Officer

ReShape Lifesciences Inc.

1001 Calle Amanecer

San Clemente, California 92673

(Name and address of agent for service)

(949) 429-6680

(Telephone number, including area code, of agent for service)

Copies requested to:

Brett R. Hanson, Esq.

Fox Rothschild LLP

33 South 6th Street, Suite 3600

Minneapolis, Minnesota 55402

(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

ReShape Lifesciences Inc. (the “Registrant” or the “Company”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register 105,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to awards under the ReShape Lifesciences 2022 Equity Incentive Plan (the “2022 Plan”) and such indeterminate number of shares as may become available under the 2022 Plan as a result of the adjustment provisions thereof. The 2022 Plan was approved by the Company’s Board of Directors on November 9, 2022 and was approved and adopted by the Company’s stockholders on December 14, 2022. The number of shares of Common Stock being registered under the 2022 Plan reflects the Company’s 1-for-50 reverse stock split that was effected on December 23, 2022.

PART I

Information Required In The SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2022 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to participants in the 2022 Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

ReShape Lifesciences Inc.

1001 Calle Amanecer

San Clemente, California 92673

Attention: Corporate Secretary

Tel: (949) 429-6680

PART II

Information Required In The Registration Statement

Item 3.   Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents (File No. 001-37897) which have been previously filed (not furnished) with the Commission:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on April 17, 2023;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed May 15, 2023;

(c)	The Company’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on January 27, 2023, February 10, 2023, March 21, 2023, April 13, 2023 and April 26, 2023; and

(d)	The description of the Company’s Common Stock contained in Exhibit 4.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and any amendment or report filed for the purpose of updating this description.

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the Commission in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

We are a Delaware corporation. Section 102(b)(7) of the DGCL (“Section 102(b)(7)”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, or obtained an improper personal benefit.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

As permitted by Section 102(b)(7), our charter contains a provision eliminating the personal liability of a director to our company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

Our bylaws provide that we shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of our company (or its predecessors), or is or was serving at the request of our company or its predecessors as a member of the board of directors, officer or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “indemnitee”), to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, provided such indemnitee acted in good faith and in a manner that the indemnitee reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. If and to the extent that the DGCL requires, an advance of expenses incurred by an indemnitee shall be made only upon delivery to our company of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no appeal that such indemnitee is not entitled to be indemnified for such expenses.

Under the terms of the Merger Agreement, we obtained and fully paid for “tail” insurance policies with a claims period of at least six years from and after the effective time of the Merger for the persons who were covered by the existing directors’ and officers’ liability insurance and fiduciary liability insurance of Obalon at the time of the Merger Agreement, with terms, conditions, retentions and levels of coverages at least as favorable as such Obalon insurance, with respect to matters existing or occurring at or prior to the effective time of the Merger.

Under the terms of the Merger Agreement, we agreed to indemnify, defend and hold harmless each present and former (as of the effective time of the Merger) director, officer and employee of ReShape and Obalon, each present and former director, member of the board of directors, officer and employee of any of their respective subsidiaries, and any fiduciary under any ReShape or Obalon benefit plan (in each case, acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including attorney’s fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of ReShape or Obalon or a member of the board of directors, officer, employee or fiduciary of any of its respective subsidiaries or a fiduciary under any ReShape or Obalon benefit plan, whether asserted or claimed prior to, at or after the effective time of the Merger, to the fullest extent that ReShape or Obalon, as applicable, would have been permitted under applicable law and the applicable organizational documents in effect on the date of the Merger Agreement.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Obalon Therapeutics, Inc.’s Registration Statement on Form S-1 filed with the Commission on September 26, 2016).

3.2	First Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Obalon Therapeutics, Inc.’s Current Report on Form 8-K filed with the Commission on June 14, 2018).

3.3	Second Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Obalon Therapeutics, Inc.’s Current Report on Form 8-K filed with the Commission on July 24, 2019).

3.4	Third Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on June 15, 2021).

3.5	Fourth Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on June 15, 2021).

3.6	Fifth Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2022).

3.7	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the Commission on June 15, 2021).

3.8	Restated Bylaws (incorporated by reference to Exhibit 3.4 to Obalon Therapeutics, Inc.’s Registration Statement on Form S-1 filed with the Commission on September 26, 2016).

5.1*	Opinion of Fox Rothschild LLP as to the validity of the shares of Common Stock being registered.

23.1*	Consent of BDO USA, LLP.

23.2*	Consent of RSM US LLP.

23.3*	Consent of Fox Rothschild LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature page to this Registration Statement).

99.1	ReShape Lifesciences Inc. 2022 Equity Incentive Plan (incorporated by reference from the Appendix to the Registrant’s Definitive Proxy Statement for its 2022 Annual Meeting of Stockholders filed with the Commission on November 10, 2022).

107*	Calculation of Filing Fee Table.

*             Filed herewith.

Item 9.   Undertakings.

(a)            The Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on June 23, 2023.

RESHAPE LIFESCIENCES INC.

By:	/s/ Paul F. Hickey
Paul F. Hickey
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul F. Hickey and Thomas Stankovich, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul F. Hickey	President and Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2023
Paul F. Hickey

/s/ Thomas Stankovich	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 23, 2023
Thomas Stankovich

/s/ Dan W. Gladney	Director	June 23, 2023
Dan W. Gladney

/s/ Gary D. Blackford	Director	June 23, 2023
Gary D. Blackford

/s/ Lori C. McDougal	Director	June 23, 2023
Lori C. McDougal

/s/ Arda M. Minocherhomjee	Director	June 23, 2023
Arda M. Minocherhomjee